Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 3, 2001 (except for Note 12, as to which the date is December 19, 2001), accompanying the financial statements of Biovest International, Inc. as of and for the year ended September 30, 2001 contained in the Registration Statement and Prospectus of Accentia Biopharmaceuticals, Inc. on Amendment No. 8 to Form S-1. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Minneapolis, Minnesota

September 22, 2005